CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our reports dated January 31, 2001, included in the Young Innovations, Inc. Form 10-K for the year ended December 31, 2000, and to all references to our firm included in this Registration Statement.


ARTHUR ANDERSEN LLP

/s/ Arthur Andersen LLP

St. Louis, Missouri
May 21, 2001